Exhibit 5.4

1540 Broadway	Tel 212.858.1000
New York, NY 10036-4039	Fax 212.858.1500
www.pillsburylaw.com
June 28, 2006
Arizona Public Service Company
400 North Fifth Street
Phoenix, Arizona 85004
Ladies and Gentlemen:
     Arizona Public Service Company, an Arizona corporation (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a Post-Effective Amendment No. 1 to Registration Statement No. 333-134206 on Form S-3 (the “Registration Statement”) with respect to an indeterminate aggregate initial offering price of debt securities (the “Debt Securities”), which may consist of senior debt securities (the “Senior Debt Securities”) or subordinated debt securities (the “Subordinated Debt Securities”), to be issued and sold from time to time by the Company under the Registration Statement pursuant to Rule 415 under the Securities Act.
     The Senior Debt Securities will be issued pursuant to an Indenture dated as of January 15, 1998, as amended, between the Company and JPMorgan Chase Bank, N.A., as trustee (the “Senior Indenture”), and the Subordinated Debt Securities will be issued pursuant to an Indenture dated as of January 1, 1995 between the Company and The Bank of New York, as trustee (the “Subordinated Indenture”), in each case as filed as exhibits to the Registration Statement.
     In connection with the filing of the Registration Statement by the Company, we have reviewed the Registration Statement and corporate and other documents that we considered relevant for the purposes of this opinion. We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York.
     On the basis of such review and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of applicable states shall have been complied with, (ii) any other applicable regulatory approvals, including, without limitation, approval of the Arizona Corporation Commission and any required approval of the Federal Energy Regulatory Commission pursuant to the Federal Power Act, have been obtained, (iii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and remain effective authorizing the issuance and sale of the Debt Securities, (iv) the Senior Indenture and the Subordinated Indenture, and any supplemental indenture or other instrument entered into or otherwise executed or adopted thereunder, in each case, have been duly executed and delivered so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon, or any order, decision, judgment or decree that may be applicable to,

Arizona Public Service Company
June 28, 2006
the Company and (v) the Debt Securities have been issued and sold upon the terms specified in such resolutions, we are of the opinion that the Debt Securities will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Opinions” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP

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